Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 29, 2008 with respect to the consolidated financial statements and schedule in the Annual Report of Lannett Company, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Lannett Company, Inc. and Subsidiaries on Form S-3 (File No. 333-115746, effective May 21, 2004) and on Forms S-8 (File No. 33-79258, effective May 23, 1994, File No. 001-31298, effective April 9, 2002, File No. 33-103235, effective February 14, 2003, File No. 33-103236, effective February 14, 2003, and File No. 33-147410, effective November 15, 2007).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
September 29, 2008